UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):             April 28, 2004

                                 MEDIABAY, INC.
             (Exact name of registrant as specified in its charter)

         FLORIDA                     1-13469                     65-0429858
----------------------------       -----------               -------------------
(State or other jurisdiction       (Commission                (I.R.S. Employer
    of incorporation)              File Number)              Identification No.)

          2 Ridgedale Avenue, Suite 300, Cedar Knolls, New Jersey 07927
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (973) 539-9528

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

MediaBay, Inc. ("MediaBay") is filing this report to report the following events:

      On April 28, 2004, MediaBay entered into a new credit agreement ("New Credit Agreement") by and among MediaBay and certain of its subsidiaries, the guarantors signatory thereto, Zohar CDO 2003-1, Limited ("Zohar") as lender, and Zohar, as agent, pursuant to which MediaBay and certain of its subsidiaries will initially borrow $9,500,000. The initial term of the New Credit Agreement is one year and it is extendable, at MediaBay's sole option, for two additional one-year terms by increasing the amount due to Zohar by $600,000 for the first additional year and $300,000 for the second additional year, provided there is no event of default. The loan bears interest at the rate of LIBOR plus 10%. MediaBay intends to use a portion of the $8,600,000 of funds received under the New Credit Agreement to satisfy all of its outstanding obligations under (i) promissory notes that it issued in October 2003 in the aggregate principal amount of $1,065,000, and (ii) its prior Credit Agreement, which has an outstanding principal balance of approximately $1,400,000. MediaBay also repaid $1,600,000 principal amount of the $3,200,000 principal amount convertible note issued to ABC Investment, L.L.C. ("ABC"). MediaBay issued a new $1,600,000 note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $0.50. The closing sale price of MediaBay's Common Stock on the closing date was $0.48.

      Huntingdon Corporation ("Huntingdon"), Norton Herrick ("Herrick") and the
      N. Herrick Irrevocable ABC Trust ("Trust") consented to the New Loan Agreement and the other debt described above and entered into a subordination agreement with Zohar. The New Credit Agreement requires the aggregate amount of principal and interest owed by MediaBay to Huntingdon, Herrick and the Trust be reduced to $6.8 million ("Permissible Debt") by June 1, 2004, and that the Permissible Debt be reduced by up to an additional $1.8 million if MediaBay does not raise at least $1 million in additional equity in each of the next two years. In order to reduce the aggregate debt owed to them by MediaBay, Huntingdon, Herrick and the Trust agreed, subject to and automatically upon the receipt of a fairness opinion from an independent investment banking firm, to convert an aggregate of $4,352,697 of principal and accrued interest of their notes and accrued dividends on the Trust's Series A Preferred Stock into units consisting of an aggregate of 43,527 shares of Series C Preferred Stock convertible into an aggregate of 5,580,384 shares of Common Stock at a conversion price of $0.78, and warrants to purchase 11,160,768 shares of Common Stock. The Series C Preferred stock has a liquidation preference of $100 per share. The Warrants are exercisable for ten years at an exercise price of $0.53. The transactions with Huntingdon, Herrick and the Trust, described above, will result in a charge to earnings for debt inducement pursuant to SFAS 84.


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

      MediaBay has also entered into a settlement agreement with Premier Electronic Laboratories, Inc. ("Premier"). Pursuant to the settlement, among other things, MediaBay will pay Premier $950,000 in exchange for Premier waiving its right to put its shares of Common Stock to MediaBay pursuant to a Put Agreement dated December 11, 1990. MediaBay's obligation under the Put Agreement was reduced by $150,000 in exchange for relinquishing certain leases for real property. MediaBay paid $14,000 on closing and will pay the remaining balance over six years in monthly payments starting at $7,000 in July 2004 and increasing to $19,389 from May 2007 through April 2010.

      For more information please see the press release attached as Exhibit 99.1 hereto, which is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    EXHIBITS.

      99.1  Press Release, dated April 29, 2004, issued by MediaBay, Inc.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        MEDIABAY, INC.


                                        By: /s/ John F. Levy
                                           -------------------------------------
                                           John F. Levy,
                                           Executive Vice President and
                                           Chief Financial Officer

Date: April 30, 2004


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